Reckson Associates Realty Corp.
225 Broadhollow Road
Melville, New York 11747
(Phone) (631) 694-6900
(Facsimile)  (631) 622-6790
Contact:  Scott Rechler, President and Co-CEO
Michael Maturo, CFO


For Immediate Release


                   RECKSON ASSOCIATES REALTY CORP. ANNOUNCES
                            SHAREHOLDER RIGHTS PLAN

     (MELVILLE, NEW YORK, OCTOBER 16, 2000) - RECKSON ASSOCIATES REALTY
CORP. (NYSE: RA) today announced that its Board of Directors has adopted a Shareholder Rights Plan designed to protect shareholders from various abusive takeover tactics, including attempts to acquire control of the Company at an inadequate price, depriving shareholders of the full value of their investment. The Plan is designed to allow the Board of Directors to secure the best available transaction for all the Company's shareholders. The Plan was not adopted in response to any known effort to acquire control of the Company.

     "In view of current stock market conditions, we decided it was in the best interest of our shareholders that we join the significant number of REITs that have adopted Shareholder Rights Plans," commented Donald Rechler, Reckson's Chairman and Co-Chief Executive Officer. Mr. Rechler continued, "We believe this is consistent with our continuing emphasis on maintaining strong corporate governance and optimizing long-term shareholder value."

     Under the Plan, each shareholder will receive a dividend of one Right for each share of the Company's outstanding class A common stock. The Rights will be exercisable only if a person or group acquires, or announces their intent to acquire, 15% or more of Reckson's class A common stock, or announces a tender offer the consummation of which would result in beneficial ownership by a person or group of 15% or more of the class A common stock. Each Right will entitle the holder to purchase one one-thousandth of a share of new series of junior participating preferred stock of the Company at an initial exercise price of $84.44.

     If any person acquires beneficial ownership of 15% or more of the outstanding shares of class A common stock, then all Rights holders except the acquiring person will be entitled to purchase the Company's stock at a price discounted from the then market price. If the Company is acquired in a merger after such an acquisition, all Rights holders except the acquiring person will also be entitled to purchase stock in the buyer at a discount in accordance with the Plan.

     The distribution of Rights will be made to class A common shareholders of record at the close of business on October 27, 2000 and shares of class A common stock that are newly-issued after that date (including shares of class A common stock issued upon conversion of the outstanding class B common stock) will also carry Rights until the Rights become detached from the class A common stock. The Rights will expire at the close of business on October 13, 2010, unless earlier redeemed by the Company. The Rights distribution is not taxable to stockholders.

     Details of the Plan are included with a letter which will be mailed to holders of class A common stock of the Company.

     Reckson Associates Realty Corp. is a self-administered and self-managed real estate investment trust (REIT) specializing in the acquisition, leasing, financing, management and development of office and industrial properties.

     Reckson's core strategy is focused on the markets surrounding and including New York City. The Company is one of the largest publicly traded owners and managers of Class A office and industrial properties in the New York Tri-State area, with 186 properties comprised of approximately 20.8 million square feet either owned and controlled, directly or indirectly, or under contract. For additional information on Reckson Associates Realty Corp. please visit the Company's web site at www.reckson.com.
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